Exhibit 10.8

AMENDED AND RESTATED LEASE AGREEMENT

dated as of October 20, 2017

(but executed on March 26, 2018)

by and between

CLINTON RE HOLDINGS (DELAWARE), LLC,

a Delaware limited liability company,

as “Landlord”

and

WHITE CONSTRUCTION, INC.,

an Indiana corporation,

as “Tenant”

Premises:
3900 East White Avenue and 12600 South State Road 63
Township of Clinton, County of Vermillion

State of Indiana

LEASE AGREEMENT

INDEX

1.	Premises and Term	1

2.	Renewal Options	1

3.	ACCEPTANCE OF PREMISES IN AS-IS CONDITION	2

4.	Rent	2

5.	Net Lease	3

6.	Use	4

7.	Utility Charges	5

8.	Taxes	5

9.	Insurance	7

10.	Declarations, Restrictions or Agreements Affecting the Premises	11

11.	Maintenance and Repairs	11

12.	Alterations	11

13.	Equipment, Fixtures and Signs	14

14.	Hazardous Materials	14

15.	Damage by Fire or Other Casualty	16

16.	Condemnation	18

17.	Liability and Indemnification	18

18.	Assignment and Subletting	20

19.	Default	25

20.	Tenant Bankruptcy	26

21.	Right of Inspection	27

22.	Covenant of Quiet Enjoyment	27

23.	Subordination and Non-Disturbance	27

i

Exhibit A -                                      Description of the Land
Exhibit B -                                      Base Rent
Exhibit C -                                      Form of Estoppel Certificate

ii

AMENDED AND RESTATED LEASE AGREEMENT

This AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made and entered into effective as of October 20, 2017 (the “Effective Date”), but executed on March 26, 2018, by and between CLINTON RE HOLDINGS (DELAWARE), LLC, a Delaware limited liability company (“Landlord”), and WHITE CONSTRUCTION, INC., an Indiana corporation (“Tenant”).

THIS LEASE FULLY AMENDS, MODIFIES, RESTATES AND SUPERSEDES (FROM AND AFTER MARCH 26, 2018) ALL OF THE TERMS, CONDITIONS AND PROVISIONS OF THAT CERTAIN LEASE AGREEMENT DATED AS OF OCTOBER 20, 2017 BETWEEN LANDLORD AND TENANT.

In consideration of the agreements hereinafter set forth to be kept and performed by the parties hereto, Landlord hereby demises and leases to Tenant, and Tenant hereby takes and leases from Landlord, the premises hereinafter described, for the term, at the rental and subject to and upon the following terms, conditions and agreements:

1.                                      Premises and Term.

(a)                                 The premises leased herein consists of those certain tracts of land, being more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, together with all rights, privileges, easements and appurtenances belonging or in any way pertaining thereto (such land and additional rights being hereinafter collectively referred to as the “Land”), together with any buildings and other improvements and appurtenances that are located on the Land, and that may hereafter be erected thereon (such building and improvements being hereinafter collectively referred to as the “Improvements”) and the machinery, equipment and systems necessary for the operation of the Improvements (that are real property “fixtures” pursuant to applicable law (“Fixtures”), TO HAVE AND TO HOLD the same for a primary term (hereinafter called the “Primary Term”) commencing on the Effective Date and expiring on the last day of the twentieth (20th) Lease Year (as defined below).  The tracts of Land identified on Exhibit A, together with the Improvements and Fixtures thereon shall be referred to collectively as the “Premises”).

(b)                                 Notwithstanding any present or future law to the contrary, (i) this Lease shall not be terminated by Tenant for any failure of Landlord to perform pursuant to the terms and conditions of this Lease, (ii) this Lease shall not otherwise be terminated except as may be specifically provided for in this Lease and (iii) Tenant is not entitled to any offsets, abatements or deductions against the rent payable under this Lease from and after the date hereof except as specifically provided for in this Lease.

2.                                      Renewal Options.

(a)                                 Provided that no Event of Default has occurred and is continuing, Tenant shall have the option to extend the term of this Lease for up to two (2) separate option periods upon and subject to the terms set forth below in this Section 2.  The first option period (the “First Option Period”) shall commence at the expiration of the Primary Term.  The second option period (the “Second Option Period”) shall commence at the expiration of the First

Option Period. The First Option Period and the Second Option Period are sometimes referred to herein collectively as the “Option Periods” and individually as an “Option Period.”  Each Option Period shall continue for a period of five (5) years from the commencement date of such Option Period.  Except as otherwise expressly in this Lease, all of the terms and conditions of this Lease applicable to the Primary Term shall continue to apply during each Option Period.  The Primary Term and any Option Period for which an option has been exercised shall hereinafter collectively be referred to as the “Term.”

(b)                                 To validly extend the Term for the First Option Period, (i) Tenant shall deliver to Landlord written notice of Tenant’s election to so extend not later than one hundred eighty (180) days prior to the expiration of the Primary Term, and (ii) as of the date the First Option Period is scheduled to commence, there shall be no Event of Default that remains uncured under this Lease.

(c)                                  To validly extend the Term for the Second Option Period, (i) Tenant must have validly extended this Lease for the First Option Period, (ii) Tenant shall deliver to Landlord written notice of Tenant’s election to so extend not later than one hundred eighty (180) days prior to the expiration of the First Option Period, and (iii) as of the date the Second Option Period is scheduled to commence, there shall be no Event of Default that remains uncured under this Lease.

(d)                                 Either party, upon request of the other, shall execute and acknowledge, in form suitable for recording, an instrument confirming the exercise of any Option Period, with the requesting party paying all applicable recording costs.

3.                                      ACCEPTANCE OF PREMISES IN AS-IS CONDITION.  TENANT ACKNOWLEDGES THAT TENANT IS COMPLETELY FAMILIAR WITH THE PREMISES AND LEGALLY PERMISSIBLE USES THEREON.  ACCORDINGLY, TENANT ACCEPTS POSSESSION OF THE PREMISES IN ITS “AS IS” CONDITION AS OF THE EFFECTIVE DATE.  LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, (INCLUDING, WITHOUT LIMITATION, AS TO ITS FITNESS FOR USE, ITS DESIGN OR CONDITION, OR ANY PARTICULAR USE OR PURPOSE TO WHICH THE PREMISES MAY BE FIT, OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY DEFECTS, LATENT OR PATENT), IT BEING AGREED THAT ALL SUCH RISKS ARE BORNE BY TENANT.

4.                                      Rent.

(a)                                 Tenant shall pay to Landlord a base rent (“Base Rent”) during the Primary Term and each Option Period in the respective amounts specified on Exhibit B attached hereto and made a part hereof for all purposes, in equal monthly installments, with the first such monthly installment to be due and payable on the Effective Date and each subsequent monthly installment to be due and payable on or before the first (1st) day of each succeeding calendar month during the Term, as same may be adjusted pursuant to this Section 4.  Rent for any fractional calendar month at the beginning or the end of the Term shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days remaining in the applicable calendar month (from and after the Effective Date) for which Base Rent is being paid, and the denominator of which is the total number of days in such calendar month.  The first “Lease Year” of this Lease shall commence on the Effective Date and shall continue for twelve (12) complete calendar months thereafter (unless the Effective Date is a day other than the first (1st)  day of a calendar month, in which event the initial fractional month, together with the next succeeding eleven (11) months, shall constitute the first Lease Year) and each succeeding Lease Year shall commence on the first day immediately after the expiration of the immediately preceding Lease Year and shall continue for twelve (12) calendar months thereafter.

(b)                                 Except as otherwise provided in this Lease, any sum owed by Tenant to Landlord (or to any third party on behalf of Landlord) under this Lease (other than Base Rent), and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered “additional rent,” and shall be paid by Tenant no later than fifteen (15) days after the date Landlord notifies Tenant of the amount thereof and provides such documentation evidencing the amount to be paid.  Base Rent and any additional rent are hereinafter collectively referred to as “rent”.

(c)                                  All rent shall be paid by Tenant to Landlord in United States dollars by wire transfer to an account or accounts designated by Landlord, or in such other manner and/or at such other address as Landlord may direct, by prior written notice to Tenant from time to time.  All rent shall be paid by Tenant to Landlord without notice or demand, and without any abatement, offset or deduction whatsoever (except as may be hereinafter expressly provided).

(d)                                 If Tenant shall fail to make payment of any installment or other payment of rent within five (5) Business Days after the due date thereof, then (to the extent permitted by Law and in addition to any and all other or further rights and remedies which Landlord may have under this Lease or by Law or otherwise), Tenant shall pay to Landlord (in addition to the installment or other payment due) (i) a late fee equal to five percent (5%) of the amount due and (ii) interest on the amount due from the due date until fully paid at an interest rate equal to four hundred (400) basis points over the per annum interest rate publicly announced as its prime or base rate by Citibank N.A. or its successor (or, if none, then another major money center bank in the United States selected by Landlord).  Notwithstanding the foregoing, during any periods in the Term in which Tenant has failed to make payment of any installment or other payment of rent on or before the due date thereof more than twice in the immediately preceding twelve (12) month period, the foregoing reference to “within five (5) Business Days after the due date thereof” shall be deemed to be a reference to “on or before the due date thereof”.

5.                                      Net Lease.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THIS LEASE SHALL BE AN ABSOLUTE NET LEASE, SO THAT THIS LEASE SHALL YIELD ALL BASE RENT PAYABLE HEREUNDER AS AN ABSOLUTELY NET RETURN TO LANDLORD.  Accordingly, with the sole exception of Excluded Amounts (as defined in Section 8(b) below), Tenant shall pay all taxes, insurance, ground rents, easement charges, association fees, and other costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, including without limitation, costs with respect to the ownership and operation thereof, which accrue prior to the expiration of the

Term.  Tenant’s obligation to pay all amounts described in this Section 5 shall survive the expiration or earlier termination of the Term.  Tenant acknowledges and confirms that Landlord may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Tenant (other than in accordance with Section 2 of this Lease), (b) the procurement of consents, waivers and approvals with respect to the Premises or any matter related to this Lease requested by Tenant, (c) the review of any assignment or sublease (or proposed assignment or sublease) or the preparation or review of any subordination or non-disturbance agreement requested by Tenant and (d) inspections under Section 14(d) of this Lease.

6.                                      Use.

(a)                                 Tenant may use and occupy the portion of the Premises described on Exhibit A as “Parcel 5” (the “Office Parcel”) for (and only for) office uses (and uses reasonably ancillary thereto), and Tenant may use and occupy the portions of the Premises other than the Office Parcel for any purposes reasonably related to Tenant’s business, but in all events Tenant shall use and occupy each portion of the Premises only to the extent that such use and occupancy (i) do not violate any Title Restrictions (as defined below), (ii) are allowed under applicable zoning laws and regulations and (iii) are in compliance with Section 6(b) below.  As of the Effective Date, the Office Parcel is being used for administrative, technical, computer and management purposes in connection with Tenant’s business, and the other portions of the Premises are being used for the storage, maintenance and repair of construction equipment and tools.  As used herein, “Title Restrictions” shall mean all covenants, conditions, easements and any other title restrictions encumbering the Premises, provided that the same would not materially interfere with the use or occupancy of the Premises as used and occupied as of the Effective Date.

(b)                                 Tenant shall, at Tenant’s expense, comply with all present and future laws (including, without limitation, the Americans with Disabilities Act), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders, recommendations, decisions, and decrees now or hereafter promulgated (including, without limitation, those made by any public or private agency), as any of the same may be amended from time to time (collectively, “Laws”), concerning Tenant, the use, occupancy and condition of the Premises and the business being conducted thereon, and all machinery, equipment, furnishings, fixtures and improvements on or used in connection with the Premises.  If any such Law requires an occupancy or use permit or license for the Premises (or any portion thereof) or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense.  Promptly after written request of Landlord, Tenant shall deliver to Landlord, all licenses, permits and other certificates evidencing compliance of Tenant and the Premises with Laws.  If any such Law requires any modification to the Premises, Tenant shall perform such alterations, at Tenant’s sole cost and expense.  Use of the Premises is subject to all covenants, conditions, easements and restrictions of record, and Tenant shall comply fully with the same.  Tenant shall, at Tenant’s expense, comply fully with, and shall keep the Premises in compliance with, all Title Restrictions including, but not limited to, all insurance, maintenance and repair obligations thereunder, and shall pay any and all sums, costs, expenses, charges or fees due under any and all Title Restrictions, including but not limited to any assessments, maintenance expenses or charges, or insurance charges.  Tenant shall (i) ensure that no party materially encroaches upon the Premises and (ii) protect, defend, indemnify, release and hold Landlord harmless from and against any and all claims and losses arising out of or in any way relating to any material encroachments and/or activities upon the Premises caused by any person or entity.  Landlord shall have no obligation to pay any sums, costs, expenses, charges or fees payable under any Title Restrictions.

7.                                      Utility Charges.  Tenant, at Tenant’s own expense and risk, shall arrange with the appropriate utility companies and service providers for the provision to the Premises of water, sewer, trash collection, electricity, gas, telephone, window washing, landscaping, snow removal, and all other utilities and services necessary or customary for the operation and maintenance of the Premises or otherwise desired by Tenant.  Tenant shall pay directly to the appropriate utility companies and service providers all charges for all utilities consumed in and services performed for the Premises, as and when such charges become due and payable.  To the extent the invoices for any such utilities and services are received by Landlord, Landlord shall forward such invoices to Tenant and Tenant shall timely pay the charge for such utilities and services directly to the utility or service provider.  If Tenant does not promptly pay for any such utilities and services, then Landlord may (but shall not be obligated to) pay for such utilities and services directly and Tenant shall reimburse Landlord for such charges upon demand therefor.

8.                                      Taxes.

(a)                                 Tenant shall pay all Impositions as and when the same become due and payable (subject to Section 8(f)).  Tenant shall deliver to Landlord receipts or other reasonably satisfactory evidence of timely payment of all Impositions so paid by Tenant.  To the extent that any such Impositions are imposed upon Landlord, Tenant shall either pay such Impositions directly to the taxing authority or, at Landlord’s option, reimburse Landlord for such Impositions.  If the Term expires on a day other than the last day of a calendar year or tax fiscal year, then Tenant’s liability for Impositions for such calendar year or tax fiscal year shall be apportioned by multiplying the amount of Impositions for the full calendar year or tax fiscal year by a fraction, the numerator of which is the number of days during such calendar year or tax fiscal year falling within the Term, and the denominator of which is three hundred sixty-five (365).  Upon receipt of Landlord’s invoice, Tenant shall pay its pro rata share, if applicable, of the installment of Impositions for which Tenant is responsible pursuant to this Section 8 and which were a lien during the Term but are due and payable following the expiration of this Lease.

(b)                                 The term “Impositions” shall mean, collectively, taxes assessed, levied or imposed upon the Premises or Tenant, including without limitation, any present or future real estate taxes, all taxes or other impositions that are in the nature of or in substitution for real estate taxes, vault and/or public space rentals, business district or arena taxes, gross receipts taxes with respect to the rent paid by Tenant under this Lease, as well as special user fees, license fees, permits, improvement bonds, levies, improvement district charges, governmental charges, rates, and assessments, general, special, ordinary or extraordinary, foreseen and unforeseen, that are imposed upon Landlord, Tenant or the Premises, fixtures, machinery, equipment or systems used in connection with the Premises or the business being operated on the Premises and all excise, franchise, transaction, privilege, license, sales, use and other taxes upon rent hereunder, the leasehold (or other) estate of either party or the activities of either party pursuant to this Lease.  Notwithstanding the foregoing, in no event shall Tenant be liable hereunder for or be required to pay the following (collectively, “Excluded Amounts”): (1) income, profit, estate, gift, or inheritance taxes levied, assessed or imposed upon Landlord; (2) financing costs for any fee mortgages granted by Landlord with respect to the Premises; (3) any transfer taxes imposed by reason of a transfer of all or a portion of Landlord’s interest in the Premises; or (4) any other taxes imposed based upon the income of Landlord.

(c)                                  Notwithstanding anything contained herein to the contrary, if at any time during the Term (after the Effective Date) any assessment (either general or special) is levied upon or assessed against the Premises, then Tenant’s obligation under this Section 8 to pay such assessment shall be limited to those amounts which become due and payable during the Term, and Landlord shall reimburse Tenant as of the expiration of the Term for any assessments paid by Tenant that accrue on account of the period from and after the expiration of the Term.  Promptly after Tenant’s receipt of any assessment, Tenant shall give notice to Landlord of the total assessment and of the amount paid or to be paid by Tenant, and Landlord shall pay the balance due thereon.  The provisions of this Section 8(c) shall apply only to assessments and not to regularly assessed real estate taxes.

(d)                                 Tenant, at its sole cost and expense, upon notice to Landlord but without any requirement to obtain Landlord’s consent, shall have the right to contest the amount or validity of any Imposition, provided that the following conditions are met: (i) the Premises shall not, by reason of such postponement of payment, or the initiation of such proceeding, be subject to reasonably foreseeable risk of forfeiture, sale, or loss; (ii) such proceedings shall not affect or interfere with Tenant’s continued payment of Base Rent; (iii) if, and to the extent, required by the applicable taxing authority, Tenant posts a bond or takes other steps acceptable to such taxing authority that removes the lien of such Imposition or stays enforcement thereof, and (iv) pursuing the contest of Impositions shall not in any way expose Landlord to any criminal or civil liability, penalty or sanction.  In addition, if the applicable taxing authority does not require a bond or other assurance of payment, Tenant shall furnish Landlord with such security as Landlord shall reasonably request as a condition to any such contest where (a) the applicable Imposition being contested is greater than One Hundred Thousand Dollars ($100,000) (as Adjusted for Inflation) and (b) Tenant has not paid such Imposition prior to prosecuting such contest.  Tenant shall promptly provide Landlord with copies of all notices received or delivered by Tenant and filings made by Tenant in connection with such proceeding.  Tenant shall pay all judgments, decrees and costs (including any costs reasonably incurred by Landlord) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied.  Tenant shall be entitled to any refund received with respect to Impositions paid by Tenant.  In the event that Tenant fails to pay any Imposition when due or to provide the security therefor as provided in this Section 8(d) and to diligently prosecute any contest of the same, Landlord may, upon not less than five (5) Business Days’ advance notice to Tenant (except that if Landlord reasonably determines that the giving of such advance notice would risk loss to the Premises (or any part thereof) or cause damage to Landlord, then Landlord shall only give such notice as is practical under the circumstances), pay the applicable Impositions (together with any interest, fines and/or penalties) and the same shall be repayable by Tenant to Landlord as additional rent within ten (10) Business Days’ written demand to Tenant.

(e)                                  Provided Tenant shall have the right to contest or protest such taxes in accordance with applicable Laws, Tenant shall pay before delinquency any business, rent, sales, franchise or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use, operation, or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property.  If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay to Landlord, upon demand, as additional rent the amount of such tax or fee

(f)                                   Notwithstanding any provision of this Section 8, if required by any holder of a Fee Mortgage (as hereinafter defined) from time to time pursuant to the applicable loan documents (and the applicable loan documents obligate such holder to use the deposited funds to pay Impositions and/or insurance premiums (as the case may be)), Tenant shall deposit with such holder or its designee (in escrow) on the first day of each and every calendar month during the Term, an amount equal to one-twelfth (1/12th) of the annual Impositions and/or insurance premiums (other than insurance premiums under blanket policies) then payable.  If, at any time when this Section 8(f) shall apply, the amount of Impositions and/or insurance premiums are increased for the applicable period or the funds in the escrow account are otherwise insufficient, such that the monthly deposits then being made by Tenant under this Section 8(f) would be insufficient to pay all Impositions and/or insurance premiums thirty (30) days prior to the due date thereof, then the monthly payments under this Section 8(f) shall be increased so that the holder of the Fee Mortgage or its designee will have received from Tenant sufficient monies to pay the Impositions and/or insurance premiums at least thirty (30) days prior to the due date of such Impositions and/or insurance premiums (provided, however, that if no further monthly payments are due prior to the date that is thirty (30) days prior to the due date of such Impositions and/or insurance premiums, then Tenant shall, promptly following written demand from Landlord or the holder of a Fee Mortgage, deposit with such holder or its designee the amount of the insufficiency in order to enable such holder to make the full payment of the applicable Impositions and/or insurance premiums when due); it being understood and agreed that all references in this sentence to insurance premiums shall be deemed to refer to insurance premiums other than insurance premiums under blanket policies. The mechanics of the aforesaid deposits shall be as reasonably required by the applicable holder of the Fee Mortgage, which shall have the right to require the modification of the provisions of this Section 8(f) from time to time as long as such modifications are not materially adverse to Tenant.

9.                                      Insurance.

(a)                                 Tenant shall procure and at all times during the Term maintain insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Premises is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if the Premises is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 9(g) below).  Such policy shall also include coverage for ordinance or law covering the loss of value of the undamaged portion of the Premises, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Premises shall at any time constitute legal non-conforming structures or uses.  Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Premises and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction.  Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision, and with sublimits reasonably satisfactory to Landlord, as determined from time to time at Landlord’s request.

(b)                                 Tenant shall procure and at all times during the Term maintain commercial general liability insurance, including products and completed operation liability, covering Landlord (as an additional insured using ISO form CG 2011 or its successor form) and Tenant against bodily injury liability, property damage liability and personal and advertising injury, including without limitation any liability arising out of the ownership, use, maintenance, repair, condition or operation of the Premises or adjoining ways, streets, parking lots or sidewalks.  Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations under Section 17 hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Landlord or Tenant because of the negligence or other acts of the other, shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, $4,000,000 general aggregate, and $25,000,000 of excess liability coverage, or such higher limits as Landlord may reasonably require from time to time (in accordance with Section 9(h) below), and shall be in form and substance reasonably satisfactory to Landlord.  Such limits of insurance may be acquired through Commercial General liability and Umbrella liability policies.

(c)                                  Tenant shall procure and at all times during the Term maintain, at Tenant’s sole cost and expense, business income insurance, including rental value insurance payable to Landlord without a provision for co-insurance, in an amount equal to 100% of the annual Base Rent for a period of not less than twelve (12) consecutive calendar months.

(d)                                 Tenant shall procure and at all times during the Term maintain, at Tenant’s sole cost and expense, state worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $1,000,000 and such other insurance as may be necessary to comply with applicable Laws.

(e)                                  Tenant shall procure and at all times during the Term maintain, at Tenant’s sole cost and expense, automobile liability with a limit of not less than One Million Dollars ($1,000,000.00) for each accident, with such insurance covering liability arising out of any automobile, including owned, hired and non-owned automobiles.

(f)                                   Tenant shall procure and all time during the Term maintain, at Tenant’s sole cost and expense, comprehensive boiler and machinery or equipment breakdown insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about the Premises and in an amount equal to the lesser of 100% replacement cost of the Premises or $5,000,000.00.

(g)                                  Prior to the commencement of any Alteration having an estimated costs of more than $100,000.00, and until the completion thereof, Tenant shall obtain and maintain in full force and effect or cause to be obtained and maintained in full force and effect, so-called “builder’s risk” insurance relating to such Alteration, which insurance shall be in an amount reasonably required by Landlord.

(h)                                 Notwithstanding the provisions of this Section 9, upon thirty (30) days’ prior written notice to Tenant from time to time, Tenant shall procure (and thereafter maintain) such other amounts and types of insurance as Landlord may reasonably request and are then customarily maintained by owners of properties reasonably similar to the Premises in terms of location, size, type and use.

(i)                                     It is agreed and understood that the insurance coverages provided for herein may be maintained by Tenant pursuant to master policies of insurance covering other facilities and/or Tenant’s corporate affiliates, as long as such master policies allocate to the Premises the specified coverages without possibility of reduction or co-insurance by reason of, or damage to, any other properties.  All insurance policies required to be maintained by Tenant hereunder shall be with responsible insurance companies, authorized to do business in the state where the Premises are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Landlord in Landlord’s reasonable discretion.  Tenant shall evidence such insurance coverage by delivering to Landlord, and any lender designated by Landlord, an Acord Form 28 for property (including builder’s risk), business interruption and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any lender designated by Landlord.  Except for workers’ compensation insurance referred to above, the insurance policies shall include (i) Landlord as an “additional insured” with respect to liability insurance, and as an “additional named insured”, “additional insured” or “loss payee” with respect to all property (including builder’s risk) and rental value insurance, and (ii) any lender requested by Landlord as a “loss payee,” as appropriate and as their interests may appear.  Tenant shall provide notice to Landlord within two (2) Business Days after receipt of a cancellation notice of any insurance policy required by this Section 9.

(j)                                    All insurance policies required to be maintained by Tenant hereunder shall:

(1)                                 If applicable, provide for a waiver of subrogation by the insurer as to claims against Landlord and its respective employees and agents.

(2)                                 With respect to any liability policy, provide that no “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(3)                                 Subject to clause (k) below, contain deductibles not to exceed (i) $25,000 for property damage and (ii) one times average daily value for business interruption;

(4)                                 Provide that the insurer shall not have the option to restore the Premises if Landlord elects to terminate this Lease in accordance with the terms hereof;

(5)                                 Be in amounts sufficient at all times to satisfy any coinsurance requirements thereof; and

(6)                                 Be primary and non-contributory with any policies of insurance maintained by Landlord and contain a standard mortgage clause endorsement in favor of any party designated by Landlord; and

(7)                                 Include an endorsement that the applicable insurance policy shall be non-cancelable unless at least thirty (30) days of advance written notice is given to Landlord by the applicable insurer (except that such period of thirty (30) days may be reduced to not less than ten (10) days for non-payment of premium); provided, however, that (i) Tenant shall not be in default under this clause (7) if any such endorsement is not generally available to tenants of office properties in the State of Indiana or not otherwise obtainable by Tenant without undue effort or cost, in either case beyond a de minimis extent and (ii) if Tenant is so unable to obtain any such endorsement then promptly after Tenant receives any notice of cancellation or any other notice from an applicable insurance carrier which may adversely affect (beyond a de minimis extent) the coverage under any insurance policy required to be carried by Tenant pursuant to this Lease Tenant shall provide Landlord with a copy of such notice.

(k)                                 It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord; (ii) the minimum limits of insurance coverage set forth in this Section 9 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any Lender of Landlord (or such Lender’s servicer) certificates of insurance or, upon Landlord’s written request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 9; (v) in the event that Tenant fails to comply with any of the requirements set forth in this Section 9, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be Additional Rental and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord; and (vi) all insurance policies required in this Section 9 shall not be subject to cancellation, invalidation or suspension on account of the conduct of Tenant, its officers, directors, managers, members, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Premises (to the extent such provision is then reasonably available on commercially reasonable terms), and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment.

10.                               Declarations, Restrictions or Agreements Affecting the Premises.  Landlord hereby agrees that it shall neither amend nor consent to any amendment of any restriction, declaration, easement, right-of-way, covenant or any other agreement or instrument encumbering or affecting the Premises that could potentially affect the Premises, Tenant’s use of the Premises or Tenant’s rights or obligations under this Lease without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

11.                               Maintenance and Repairs.  Tenant shall maintain the Premises (and all equipment therein or thereon) in good order, condition, appearance and repair at all times during the Term, including, without limitation, maintenance and repairs to the interior, exterior and structure (including the roof, foundation and exterior walls) of the Improvements and Fixtures, and shall keep all of the same in safe, clean and neat condition.  Without limiting the generality of the foregoing, Tenant shall (at all times throughout the Term) (i) maintain a service contract with a reputable firm to provide routine maintenance and repair for the HVAC system servicing the Premises on a quarterly basis, (ii) provide janitorial service, pest control and window washing to the Premises and (iii) make all necessary or appropriate replacements and restorations to the Premises (and all equipment therein or thereon), interior and exterior, structural and non-structural, ordinary and extraordinary and foreseen and unforeseen.  Except to the extent (if any) of any damage that results directly from the gross negligence or willful misconduct of Landlord, its employees, agents and contractors, Landlord shall not be required to maintain or make any repairs to the Premises during the Term.  The Premises shall not be maintained as, nor shall Tenant permit the Premises to become, a public or private nuisance.  At the expiration or earlier termination of this Lease, Tenant shall deliver up the Premises in the same condition as of the Effective Date, except for and subject to any alterations permitted under this Lease, loss by fire or other casualty, condemnation, act of God and ordinary wear and tear.

12.                               Alterations.

(a)                                 As used herein:

(1)                                 “Alterations” shall mean each and every (i) demolition of the whole or any part of any Improvement now or hereafter erected upon the Land; (ii) excavation at any time made or to be made in, on or about the Premises; (iii) repair, addition, betterment, improvement, restoration, replacement or rebuilding made of, to, in, on or about the Premises or any part thereof; or (iv) construction of any additional or replacement Improvements upon the Land, in each case occurring during the Term.

(2)                                 “Major Alterations” shall mean any Alterations that (A) would materially change the type, character or external appearance of the Improvements, (B) would materially adversely affect the structure of the Improvements (including, by way of example, the roof or foundation), (C) would materially adversely affect the plumbing, HVAC or electrical systems, or any other building systems, of the Improvements, (D) require modifications to the certificate of occupancy issued for the Premises (or any portion thereof), (E) would reduce the size of the Improvements or diminish the net rentable area thereof or (F) involve the construction of any new building or other structure on the Land.

(3)                                 “Minor Alterations” shall mean Alterations that (A) are not Major Alterations, (B) do not materially affect the structure, or the plumbing, HVAC, electrical or other building systems of the Improvements, (C) have a reasonably estimated cost that is less than an aggregate amount (considered on a project-by-project basis) equal to $250,000 (as Adjusted for Inflation) and (D) are the subject of not less than five (5) Business Days’ prior written notice (with reasonable specificity) to Landlord (but this clause (D) shall not apply to Minor Alterations that have a reasonably estimated cost that is less than an aggregate amount (considered on a project-by-project basis) equal to $25,000 (as Adjusted for Inflation)).

(b)                                 Subject in all events to the provisions of this Section 12 and to all other applicable provisions of this Lease, Tenant shall not make (or permit or suffer to be made) any Alteration (other than Minor Alterations) unless and until Tenant shall have submitted plans and specifications therefor to Landlord and Landlord shall have approved such Alterations and such plans and specifications in writing (which approval shall be in Landlord’s sole discretion in the case of Major Alterations and in Landlord’s reasonable discretion in the case of other Alterations).

(c)                                  Tenant further covenants and agrees that no Alterations will be made except in compliance with, and Tenant hereby covenants that it will comply with, each of the following provisions:

(1)                                 No Alteration shall be made at any time when an Event of Default shall exist.

(2)                                 All Alterations shall be at Tenant’s own sole cost and expense.  Tenant shall pay all costs, expenses and liabilities arising out of, in connection with, or by reason of any Alterations, and shall keep the Premises free and clear of all liens, claims and encumbrances in any way arising out of, in connection with, or by reason of, any Alterations.  Landlord shall not be required to make any contribution to the cost of any Alterations or any part thereof, and Tenant covenants that Landlord shall not be required to pay, and shall indemnify and hold Landlord harmless from and against, any cost, expense or liability arising out of or in connection with or by reason of any Alterations.

(3)                                 No Alteration shall be made unless Tenant shall have first furnished to Landlord an itemized cost estimate verified by Tenant (but this clause (3) shall not apply to Minor Alterations that have a reasonably estimated cost that is less than an aggregate amount (considered on a project-by-project basis) equal to $25,000 (as Adjusted for Inflation)).

(4)                                 All Alterations shall be made under the supervision of a licensed architect or engineer, to the extent such supervision is (i) consistent with good construction practice or (ii) required by Law.

(5)                                 All Alterations shall be made with reasonable diligence and dispatch, in a first-class manner and with new materials and workmanship, at least equal to the quality of the Improvements as of the Effective Date.

(6)                                 Before any Alterations are commenced, Tenant shall procure, at its own sole cost and expense, all necessary permits, licenses and like approvals from all governmental authorities and shall, on demand, deliver copies thereof to Landlord.  Upon Tenant’s request, Landlord shall join in the application for such permits, licenses and like approval whenever such action is necessary, and Tenant covenants that Landlord will not suffer, sustain or incur any cost, expense or liability by reason thereof.

(7)                                 All Alterations shall be made in compliance and conformity with all applicable (i) Laws (including all building and zoning Laws), (ii) permits, licenses and like approvals and (iii) rules, regulations, orders and requirements of insurance boards.

(8)                                 In making any Alterations, Tenant shall not violate the terms or conditions of any insurance policy obtained or required pursuant to the provisions hereof affecting or relating to the Premises, or the terms of any covenants, restrictions or easements affecting the Premises.

(9)                                 Tenant shall have no right or authority to cause or allow any mechanics’ lien or other monetary lien or claim to encumber Landlord’s fee interest in the Premises, and in the event any such lien or claim arises, Tenant shall cure and remove same within forty-five (45) days after notice, unless Tenant is contesting such lien in accordance with applicable Laws.  Landlord shall have no responsibility to Tenant or to any contractor, subcontractor, supplier, materialman, workman or other person, firm or corporation who shall engage in or participate in any additions, alterations, changes or replacements thereof unless Landlord shall expressly undertake such obligation or has authorized the purchase of materials and/or the employment of workmen in connection therewith.

(10)                          No Alterations shall create any encroachment upon any easement of which Tenant has knowledge or any street or adjacent premises.

(11)                          Unless Alterations (i) are performed entirely within the enclosure walls of any Improvement then existing on the Premises, or (ii) would not be reflected on a survey of the Premises, Tenant shall, upon completion thereof, on demand, promptly deliver to Landlord a copy of a survey of the Premises showing such Alterations.

(12)                          Before commencing any proposed Alteration having a reasonably estimated cost greater than $250,000 (as Adjusted for Inflation), Tenant shall furnish to Landlord, at Tenant’s sole cost and expense, a completion bond issued by a surety company approved by Landlord, which approval shall not be unreasonably withheld or delayed, in an amount at least equal to the estimated cost of such Alteration, or shall furnish to Landlord other security reasonably satisfactory to Landlord, in each case guaranteeing to Landlord the completion of the proposed Alteration within a reasonable time, free and clear of all liens, and, if available, all encumbrances, mortgages, conditional bills of sale, security agreements and other claims and charges and in accordance with the provisions of this Lease.

(13)                          All Alterations shall become the property of Landlord immediately upon installation thereof at the Premises, and title thereto and possession thereof shall automatically vest in Landlord without the necessity of Tenant executing any further instrument particularly granting, conveying and/or releasing the same and without the necessity of any payment therefor by Landlord.  Notwithstanding the foregoing, (if and to the extent to which Landlord shall have given written notice to Tenant, at the time of Landlord’s consent to such Alteration, that Tenant shall be required to remove such Major Alterations) Tenant shall (at or before the end of the Term, at Tenant’s sole cost and expense) remove any Major Alterations and restore the Premises to its condition prior to the making of such Major Alterations.

(14)                          Promptly after completion of each Alteration (other than to the extent the same are (x) purely decorative or cosmetic, such as painting, wallpapering, carpeting or installing or removing cabling or wiring or (y) Minor Alterations that have a reasonably estimated cost that is less than an aggregate amount (considered on a project-by-project basis) equal to $100,000 (as Adjusted for Inflation)), Tenant, at Tenant’s expense, shall furnish Landlord with (i) final “as built” plans and specifications for such Alteration (if “as built” plans exist and, if not, with final plans and specifications with field notations certified by Tenant’s architect), (ii) copies of any applicable filing documents, permits and final approvals from governmental authorities and (iii) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other persons who may file a lien against the Premises in connection with such Alterations.

13.                               Equipment, Fixtures and Signs.  Tenant shall have the right to erect, install, maintain and operate on the Premises such equipment, trade and business fixtures, signs (including, without limitation, backlit awnings, pylon and monument signage) and other personal property as Tenant may deem necessary or appropriate, and such items (unless the same cannot be removed from the Premises without material damage thereto) shall not be deemed to be Improvements or part of the Premises, but shall remain the property of Tenant.  All repair, maintenance, restoration and replacement with respect to any such items shall be the responsibility of Tenant.  Any such erection, installation, maintenance, operation, repair, restoration or replacement shall be in accordance with all Laws, and at Tenant’s sole cost and expense.  At any time during the Term Tenant shall have the right to (and prior to the expiration or termination of the Term Tenant shall, at Tenant’s sole cost and expense) remove Tenant’s equipment, fixtures, signs (including, without limitation, its pylon and monument signage, if any) and other personal property from the Premises, and repair any damage related to such removal.  Any property remaining in the Improvements after such expiration or termination shall be deemed to have been abandoned by Tenant and shall automatically become the property and responsibility of Landlord; any costs and expenses of removal of such items shall be Tenant’s responsibility.  The provisions of the immediately preceding sentence shall survive the expiration or termination of this Lease.

14.                               Hazardous Materials

(a)                                 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be generated, used, released, stored or disposed of in or about the Premises, provided that Tenant may use, store and dispose of reasonable quantities of Hazardous Materials to the extent that such use, storage and disposal are reasonably necessary in connection with Tenant’s use of the Premises in accordance with Section 6(a) in the ordinary course of Tenant’s business, provided such Hazardous Materials are used, stored and disposed of in accordance in all material respects with all Environmental Laws (as defined below).  At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord (i) free of all Hazardous Materials, except in material compliance with Environmental Laws, and (ii) otherwise in compliance with all Environmental Laws in all material respects, without regard to whether any Hazardous Materials or violations of Environmental Laws existed at the Premises as of the Effective Date.  “Hazardous Materials” means (i) asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant,” “pollutant,” “contaminant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, and (iii) any petroleum product, cleaning solvents, polychlorinated biphenyls, urea formaldehyde, radioactive material (including any source, special nuclear, or by-product material), chlorofluorocarbon, lead or lead-based product, and any other substance whose presence is regulated as detrimental to the Premises or hazardous to health or the environment.  “Environmental Law” means any applicable and binding present and future laws, ordinances, regulations, administrative rulings, permits and other requirements, policies or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions, industrial hygiene, or public health (as it relates to exposure to Hazardous Materials), or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, and any Law requiring the filing of reports and notices relating to Hazardous Materials, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws.

(b)                                 Tenant shall give Landlord a written notice of any actual or threatened material Environmental Event.  An “Environmental Event” means a violation of an Environmental Law; a release, spill, discharge or detection of a Hazardous Material (in all cases in violation of Environmental Law) in, on or from the Premises (regardless of whether or not a reporting requirement exists); or an environmental condition requiring material responsive action under Environmental Law.  Upon any Environmental Event, in addition to all other rights available to Landlord under this Lease, at law or in equity, Tenant shall, at Tenant’s sole cost and expense, cure such Environmental Event, in accordance with all Environmental Laws and take any other action deemed necessary by any governmental authority for protection of human health or the environment.  In the event that Tenant fails to cure the Environmental Event as required by law, Landlord shall have the right (but not the obligation) to perform, at Tenant’s sole cost and expense, any action required pursuant to Environmental Laws to address the same, in which event Tenant shall pay the costs thereof to Landlord, upon demand, as additional rent.

(c)                                  As a material consideration for Landlord’s willingness to enter into this Lease, Tenant hereby waives, and releases Landlord from any and all claims for damage, injury or loss (including without limitation, claims for the interruption of or loss to business)

which relate to any Environmental Event, whether occurring prior or subsequent to the Effective Date, except to the extent that such Environmental Event arises directly out of the gross negligence or willful misconduct of Landlord.  Promptly upon Landlord’s request, given not more than once in any twelve (12) month period, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s knowledge and belief regarding the presence of Hazardous Materials and compliance with Environmental Laws at the Premises.  Tenant shall, at its sole cost and expense, protect, defend, indemnify and hold harmless Landlord from and against any and all losses, including, but not limited to, all costs of remediation (whether or not performed voluntarily) arising out of or in any way relating to any Environmental Event, any Hazardous Materials or any Environmental Laws, except with respect to Environmental Events to the extent arising directly out of the gross negligence or willful misconduct of Landlord.

(d)                                 In the event that Landlord has a reasonable basis to believe that a material Environmental Event has occurred, Landlord and any other person designated by Landlord shall have the right, but not the obligation, to enter upon the Premises at reasonable times and with reasonable notice to Tenant to assess any and all aspects of the environmental condition of the Premises and its use including, but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Tenant shall cooperate with, and provide reasonable access to, Landlord and any other person designated by Landlord.  Any such assessment or investigation shall be at Tenant’s sole cost and expense.

(e)                                  Tenant’s obligations pursuant to this Section 14 shall survive the expiration or earlier termination of this Lease.

(f)                                   Tenant further covenants and agrees that:

(1)                                 Tenant shall not engage in any earth disturbing or ground penetrating activities without the prior written consent of Landlord; provided, however, that (i) such consent shall not be unreasonably withheld, delayed or conditioned (except if such activities are being done in connection with a Major Alteration, in which case such consent shall be in Landlord’s sole discretion) and (ii) routine repair and maintenance of any paved roadways or parking areas and routine landscaping activities shall be permitted without Landlord consent.

(2)                                 Tenant shall maintain and not disturb any surface area cover or improvements, such as parking lots and driveways, without the prior written consent of Landlord in each instance.

15.                               Damage by Fire or Other Casualty.

(a)                                 If the Improvements, or any material part thereof, located on any of the Premises are destroyed or damaged by fire or other casualty, Tenant shall promptly deliver written notice thereof to Landlord.  In no event shall this Lease terminate and Tenant shall proceed with commercially reasonable diligence to rebuild and repair the Improvements to not less than a substantially equivalent condition in which they existed prior to such damage (taking into account applicable Laws, and subject to Tenant’s right to make Alterations in accordance with the provisions of this Lease).

(b)                                 The insurance proceeds payable under insurance policies maintained by Tenant by reason of the occurrence of such fire or other casualty to the Improvements shall be paid to Tenant to be used in the restoration of the Premises in accordance with this Section 15.  Notwithstanding the foregoing, if the estimated cost of restoration or repair of the Improvements shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00) (as Adjusted for Inflation) or more, then the insurance proceeds payable under insurance policies maintained by Tenant by reason of the occurrence of such fire or other casualty to the Improvements shall be paid to the Depositary (defined below).  The Depositary shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by the Depositary, an amount up to but not exceeding the amount of any net insurance proceeds received with respect to such casualty event to be applied to the cost of repair and restoration of the Improvements and Fixtures.  Any insurance proceeds allocated to Tenant’s personal property (including, but not limited to, Tenant’s equipment at the Premises) shall neither be included in the estimated cost of restoration or repair pursuant to Section 15(b) of this Lease nor held by the Depositary pursuant to this Section 15(b).  Insurance proceeds allocated to Tenant’s personal property shall, in all cases, be paid directly to Tenant.  Prior to the disbursement of any portion of insurance proceeds, Tenant shall provide evidence reasonably satisfactory to the Depositary of the payment of restoration expenses by Tenant up to the amount of the insurance deductible applicable to such casualty event.  Tenant shall (a) bear all additional costs of such restoration in excess of the insurance proceeds, and (b) be entitled to keep (after the completion of the restoration) any portion of the insurance proceeds which may be in excess of the cost of restoration.  Notwithstanding anything to the contrary in the foregoing, all insurance proceeds payable to Tenant attributable to Tenant’s personal property on the Premises (including, but not limited to, the Fixtures) shall be paid directly to Tenant and shall not be subject to the process otherwise described in this Section 15(b).  “Depositary” shall mean (a) Landlord’s lender, so long as Landlord’s lender or its designee also qualifies as an Institutional Lender (or is a wholly-owned subsidiary of an Institutional Lender that is generally used for depositary functions), or (b) an Institutional Lender mutually agreeable to Landlord and Tenant.  Any Depositary so designated pursuant to the preceding sentence shall not serve as Depositary unless and until it executes and delivers an agreement reasonably satisfactory to Landlord, Tenant and Depositary in which it agrees to comply with the applicable provisions of this Section 15.  All fees and expenses of any Depositary shall be borne by Tenant.  “Institutional Lender” shall mean a savings and loan association, savings bank, commercial bank or trust company, insurance company, educational institution, welfare, pension or retirement fund or system, any other entity subject to supervision and regulation by the insurance or banking departments of the State of New York or by a department or agency of the United States exercising similar functions (or any successor department or departments hereafter exercising the same functions as said departments), any governmental agency or entity insured by a governmental agency, a finance company, a private mortgage company, a conduit or pooled mortgage (or other real estate) investment fund, a real estate investment trust, an investment bank, or any other lender generally considered an “institutional” real estate lender, having net assets in excess of $1,000,000,000, and which makes loans secured by real estate as an ordinary part of its business.

16.                               Condemnation.

(a)                                 Tenant shall have the option to terminate this Lease by delivering written notice of termination to Landlord, with such termination to be effective as of the date of such notice, if (i) more than thirty percent (30%) of the rentable area of the Premises, (ii) less than all, but a significant portion, of the Premises (such that Tenant reasonably determines that the remaining portion of such Premises cannot be operated for Tenant’s business (and having sufficient parking therefor)), or (iii) a substantial portion of the means of ingress to or egress from the Premises, parking, or any necessary service drives or loading docks or facilities, shall be acquired by the right of condemnation or eminent domain or deed in lieu thereof for any public or quasi-public use or purpose, or sold to a condemning authority under threat of condemnation (a “Taking”).  In the event of any such termination, the Term shall cease and terminate, and Landlord and Tenant shall thereafter have no further duties, liabilities or obligations under this Lease (other than those theretofore accruing or that expressly survive the expiration or earlier termination of this Lease); provided, however, that any prepaid rent or other sums paid by Tenant hereunder shall be refunded by Landlord to Tenant within thirty (30) days of the date of said notice of termination.

(b)                                 In the event of a partial Taking in respect of which Tenant does not have the right to terminate this Lease pursuant to Section 16(a), or if Tenant shall elect not to so terminate this Lease, then, subject to subparagraph (c) below, Tenant shall promptly repair, alter and restore the Premises to operable condition, and this Lease shall continue in full force and effect (but with a reduction of rent, as reasonably agreed by Landlord and Tenant, equitably reflecting the portion of the rentable area of the Premises subject to the partial Taking).

(c)                                  In the event of a Taking resulting in a termination of this Lease, Landlord shall be entitled to the entire condemnation award allocable to the Premises, provided that Tenant may be entitled to assert a separate claim for Tenant’s personal property and trade fixtures located on the Premises and for interruption of business and moving expenses.  In the event of a Taking that does not result in termination of this Lease.  Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the net condemnation award received by Landlord with respect to such condemnation to be applied to the cost of repair and restoration of the Improvements and Fixtures.  Landlord shall be entitled to keep any portion of the condemnation award in excess of the cost of restoration.

(d)                                 Any compensation for a temporary taking shall be payable to Tenant without participation by Landlord, except to the proportionate extent such temporary taking extends beyond the end of the Term, and there shall be no reduction or abatement of rent as a result of any temporary taking affecting any of the Premises.

17.                               Liability and Indemnification.

(a)                                 Landlord, its partners, officers, directors, members, trustees, employees, agents and lenders shall have no liability for and shall not assume any liability or responsibility to Tenant, its employees, agents, invitees, licensees, assignees, sublessees, customers, clients, contractors or guests for any damage, injury, loss, compensation or claim based on, arising out of or resulting from any cause whatsoever including the negligence of Landlord’s Indemnitees (unless arising solely from the gross negligence or willful misconduct of any Landlord Indemnitee, as defined herein) including, but not limited to claim of loss of business or interruption of operations, or any consequential or punitive damages or indirect losses whatsoever.  Any inventory, goods, furnishings, fixtures, property or personal effects placed or stored in or about the Premises shall be at the sole risk of Tenant, and Landlord, its employees and agents shall not be responsible or liable for such property.  Tenant shall indemnify, defend upon request and hold Landlord, its partners, officers, directors, members, trustees, employees, agents and lenders (collectively, the “Landlord Indemnitees”) harmless from and against, all demands, causes of action, judgments, costs, damages, claims, liabilities, expenses, losses, penalties and court costs suffered by or claimed against any of them (whether arising from events prior or subsequent to the Effective Date), directly or indirectly, based on or arising out of, in whole or in part: (i) the use, condition, operation, maintenance, repair, alteration, and occupancy of the Premises or the business conducted therein or therefrom, (ii) any act, omission, negligence or willful misconduct of Tenant, (iii) contamination of the Premises or the ground waters beneath or adjacent thereto, any discharge of toxic or hazardous sewage or waste materials from the Premises into any septic facility or sewer system, (iv) any violation of Environmental Law, (v) any breach, violation or nonperformance by Tenant or any person claiming under Tenant of any of the terms, provisions, representations, warranties, covenants or conditions of this Lease on Tenant’s part to be performed, including without limitation, the failure to comply with Laws, (vi) any Title Restrictions, including any easements or other agreements entered into by Landlord at the request of or with the consent of Tenant following the Effective Date, and (vii) any accident, injury, death or damage to the person, property or business of Tenant, or any other person that shall happen at, in, upon, or arising out of the Premises, however occurring; provided, that in no event shall Tenant be required to indemnify, defend or hold harmless any Landlord Indemnitees to the extent any indemnified claims results from the gross negligence or willful misconduct of any Landlord Indemnitee.  The phrase “gross negligence or willful misconduct of any Landlord Indemnitee” as used in this Section 17(a) shall not include any negligence or misconduct imputed as a matter of law to Landlord by reason of Landlord’s ownership of the Premises or Landlord’s failure to act with respect to matters which are or were the obligation of Tenant under this Lease.  A Landlord Indemnitee need not have first paid any such claim to be so indemnified and held harmless by Tenant.

(b)                                 Tenant, upon written notice from Landlord, shall defend any claim against a Landlord Indemnitee for which indemnification is applicable, at Tenant’s sole expense using legal counsel reasonably satisfactory to Landlord, and Landlord shall and shall cause any applicable Landlord Indemnitees to cooperate with Tenant in such defense.  No Landlord Indemnitee shall compromise or settle any claim for which such Landlord Indemnitee is seeking indemnification from Tenant pursuant to this Section 17 unless such settlement or compromise is consented to in writing by Tenant (which consent shall not be unreasonably withheld, delayed or conditioned).  Tenant’s indemnity obligations under this Section 17 and elsewhere in this Lease arising prior to the termination of this Lease shall survive such termination.

(c)                                  Notwithstanding anything to the contrary contained in this Lease, except to the extent (if any) of third party claims covered under an indemnity set forth in this Lease and except as provided in Section 24 of this Lease, in no event shall Landlord or Tenant have the right to seek or receive special, punitive or other similar measures of damages against the other nor shall Landlord or Tenant be entitled to receive any consequential, indirect or speculative damages, and each party hereby irrevocably waives, for itself and its successors and assigns, its right to seek or receive any such measure of damages or remedy.

18.                               Assignment and Subletting.

(a)                                 Tenant shall not, voluntarily, involuntarily, by operation of law or otherwise, except with the prior written consent of Landlord (in Landlord’s sole and absolute discretion, except as may be otherwise expressly provided in this Section 18) in each case:  (i) assign or otherwise transfer this Lease, (ii) sublet the Premises or any part thereof, or allow same to be used or occupied by any person other than Tenant or (iii) mortgage, pledge, encumber or otherwise hypothecate this Lease or any portion of the Premises (any of the foregoing actions under clauses (i), (ii) or (iii), a “Transfer”).  Any purported Transfer in violation of this Section 18 shall be null and void ab initio.

(b)                                 (1)                                 The following shall be deemed to be an assignment of this Lease under this Section 18 and prohibited thereby unless Tenant obtains the prior written consent of Landlord (in Landlord’s sole and absolute discretion) in each instance:  one or more sales or transfers of stock, partnership interests, membership interests or other beneficial interests, voluntarily, involuntarily, by operation of law or otherwise, or the issuance of new stock, partnership interests, membership interests or other beneficial interests, in any case by which (x) an aggregate of fifty percent (50%) or more of Tenant’s stock, partnership interests, membership interests or other beneficial interests shall be vested (whether directly or indirectly) in a party or parties who are not stockholders, partners, members or other owners (whether directly or indirectly) as of the date hereof or (y) there is (by reason of a change in the direct or indirect general partner, managing member or voting shareholder(s) of Tenant, or otherwise) a transfer of the direct or indirect right to direct the day-to-day management and operation of such Tenant to a party or parties who do not have such power (whether directly or indirectly) as of the date hereof (any of the foregoing sales or transfers, however accomplished and whether in a single transaction or in a series of related or unrelated transactions, a “Change of Control”).  In the event that the voting stock (or other equity interests) of Tenant or its direct or indirect parent is listed on a national securities exchange or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations, the provisions of this Section 18(b) shall not apply to sales, issuances or transfers of shares (or other equity transfers) of Tenant or such direct or indirect parent.

(2)                                 Notwithstanding any provision of this Section 18 (other than Section 18(n)) to the contrary, provided that Tenant shall not then be in monetary default or material non-monetary default, in either case beyond applicable notice and cure periods, under this Lease, Tenant may, without Landlord’s consent (but upon at least fifteen (15) days’ prior notice to Landlord providing reasonable evidence that the applicable conditions are satisfied):

i.                                          assign its interest in this Lease to an Affiliate (as hereafter defined) of Tenant;

ii.                                       assign its interest in this Lease to any Successor Entity (as hereinafter defined) as long as (x) the applicable transaction is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby and (y) such Successor Entity is acquiring (in the same transaction) significant assets other than its direct or indirect interest in this Lease and the personal property located at the Premises (including, without limitation, the business conducted by Tenant at the Premises); or

iii.                                    effectuate a Change of Control as long as (x) the applicable transaction is for a valid business purpose and not principally for the purpose of indirectly transferring the leasehold estate created hereby and (y) Tenant (or the entity with respect to which the Change of Control is occurring) will immediately after such Change of Control own (and has owned for the previous twelve (12) month period) significant assets other than its direct or indirect interest in this Lease and the personal property located at the Premises (including, without limitation, the business conducted at the Property).

(3)                                 Nothing herein shall prohibit the assignment or transfer of direct or indirect interests in Tenant by an individual to a Family Transferee (as defined below) of the transferor, provided that such assignment or transfer is solely for the purposes of estate planning or in connection with the death of the transferor and prompt notice of such assignment or transfer is given to Landlord.

(c)                                  As used herein:

(1)                                 the term “Affiliate” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with the Tenant initially named in this Lease or any Successor Entity (with “control” being deemed to mean both (i) direct or indirect ownership of an aggregate of fifty percent (50%) or more of the stock, partnership interests, membership interests or other beneficial interests of such corporation or business entity and (ii) the direct or indirect right to direct the day-to-day management and operation of such corporation or business entity);

(2)                                 the term “Family Transferee” shall mean the spouse, sibling and/or descendant (whether biological or by adoption or step-relationship) of the transferor and/or a trust for the benefit of the transferor and/or any of the foregoing persons; and

(3)                                 the term “Successor Entity” shall mean (i) a corporation or other entity into or with which Tenant is merged or consolidated or (ii) a corporation or other entity acquiring all or substantially all of the assets of Tenant.

(d)                                 If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof is sublet or occupied by any person other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected to rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 18, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the performance by

Tenant of Tenant’s obligations under this Lease.  The consent by Landlord to any assignment, mortgaging, subletting or occupancy by others shall not relieve Tenant of the obligation to obtain the consent of Landlord to any other or further assignment, mortgaging, subletting or occupancy by others not expressly permitted by this Section 18.

(e)                                  Any assignment or transfer (but not including a Change of Control or a pledge, mortgage or like transaction), whether or not Landlord’s consent is required, shall be made only if and shall not be effective until the assignee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes all of the obligations of Tenant under this Lease and whereby the assignee agrees that the provisions of this Section 18 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.  Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of rent by Landlord from an assignee, transferee, or any other person, the original Tenant herein named and any and all successors in interest of the original Tenant herein named shall remain fully liable (jointly and severally with any immediate or remote successor in interest, including the then Tenant) for the payment of rent and for all of the other obligations of Tenant under this Lease.

(f)                                   The liability under this Lease of the original Tenant herein named and any immediate or remote successor in interest of the original Tenant herein named shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord with the then Tenant extending the term of, or modifying any of the obligations under, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(g)                                  Neither the listing of any name other than that of Tenant on any signage, nor the acceptance by Landlord of any check drawn or payment made by a person other than Tenant in payment of rent, shall operate to vest in any person any right or interest in this Lease or in the Premises, nor shall same be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the occupancy thereof by any person other than Tenant.

(h)                                 Tenant shall reimburse Landlord within ten (10) Business Days after demand for any reasonable costs incurred by Landlord in connection with any proposed assignment or sublease, whether or not consented to by Landlord, including the cost of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable attorneys’ fees and disbursements in connection with the granting of any requested consent.

(i)                                     With respect to any subletting or licensing to any subtenant or licensee (or any other occupancy) and/or acceptance of rent by Landlord from any subtenant, licensee or occupant, (i) Tenant shall remain fully liable for the payment of rent due and to become due hereunder and for all of the other obligations of Tenant under this Lease and (ii) Tenant shall remain fully liable for all acts and omissions of any licensee, subtenant or occupant (or any person claiming through or under any licensee, subtenant or occupant) that are in violation of any of the obligations of Tenant under this Lease, and any such violation shall be deemed to be a violation by Tenant.  Notwithstanding any such subletting, licensing or occupancy, no other or further subletting, licensing or occupancy of the Premises by Tenant or any person claiming through or under Tenant shall be made except in compliance with and subject to the provisions of this Section 18 (as if such subtenant, licensee or occupant were Tenant).  If Landlord declines to give its consent to any proposed assignment or sublease (or license or other occupancy), Tenant shall indemnify Landlord against liability in connection with any claims made against Landlord by the proposed assignee or subtenant (or licensee or other occupant) or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment, sublease, license or occupancy.

(j)                                    Notwithstanding any provision of this Section 18 to the contrary, Tenant may, without Landlord’s consent, (i) allow any Affiliate of Tenant to use or occupy all or a portion of the Premises or (ii) sublet all or any part of the Premises to any Affiliate of Tenant; subject however (in either event) to compliance with Tenant’s obligations under this Lease and provided in each case that (x) such sublease shall comply in all respects with all of the conditions set forth in Section 18(m) and (y) not less than ten (10) Business Days prior to the commencement of such use of such subletting (and at any time thereafter but not more often than twice per calendar year, promptly after Landlord’s request) Tenant shall furnish Landlord with a certification of Tenant, and such other documentation as Landlord may reasonably request, evidencing that such sublessee or user is an Affiliate of Tenant.  From and after any date on which such sublessee or user shall become no longer an Affiliate of Tenant while such sublease or occupancy is continuing, then the use or sublease shall become a transaction to which Landlord’s consent is required pursuant to this Section 18.

(k)                                 If Tenant desires to assign this Lease or sublet all or any portion of the Premises, including any assignment or sublet in connection with any proceeding under Insolvency Law or any other Laws relating to insolvency or bankruptcy, then Tenant shall give notice thereof to Landlord, which notice shall be accompanied by (i) in the case of a proposed assignment, the audited financial statements of the proposed assignee for the most recent two (2) years and (ii) in the case of a proposed assignment or proposed subletting, either (x) a term sheet setting forth all of the material business terms of such proposed assignment or sublease (including, without limitation, the name of the proposed assignee or sublessee and, in the case of subleasing, a depiction of the space proposed to be sublet and a statement as to the square footage thereof) or (y) a proposed form of assignment agreement or sublease (with all material terms included, including, without limitation, the name of the proposed assignee or sublessee).  Tenant shall also provide Landlord with such financial and other information regarding the proposed assignee or sublessee (and its business) as Landlord shall reasonably request.

(l)                                     Landlord’s consent (which shall be in form reasonably satisfactory to Landlord and Tenant) to a proposed assignment of this Lease shall be in Landlord’s sole discretion, and in any event (without limiting such consent right) any such consent shall be upon the express conditions that:

(1)                                 Tenant has complied with all of the applicable provisions of this Section 18 (including, without limitation, the requirements set forth in Section 18(m) with respect to any proposed sublease);

(2)                                 Tenant is not then in default of any of its monetary or material non-monetary obligations under this Lease beyond any applicable notice and cure periods; and

(3)                                 the Premises will be used in a manner which is in keeping with this Lease (including, without limitation, Section 6).

(m)                             Landlord’s consent (which shall be in form reasonably satisfactory to Landlord and Tenant) to a proposed sublease shall not be unreasonably withheld, delayed or conditioned, and (without limiting such consent right) in any event any such consent shall be upon the express conditions that:

(1)                                 such sublease shall be for a term ending no later than the day immediately preceding the last day of the Term (taking into account a renewal option only if such renewal option has already been exercised);

(2)                                 such sublease shall be valid, and the subtenant shall take possession of the applicable portion(s) of the Premises, only after a true, correct and complete fully-executed copy of such sublease has been delivered to Landlord (and any required consent by Landlord has been obtained);

(3)                                 such sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under the then-executory terms of such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then-executory provisions of such sublease and execute and deliver such instruments as Landlord may reasonably request to evidence and confirm such attornment, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any offset which had accrued to such subtenant against Tenant, (iii) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent or additional rent, (iv) obligated to make any payment to or on behalf of such subtenant or to perform any repairs or other work in the subleased space or the Building beyond Landlord’s obligations under this Lease, or (v) required to account for any security deposit other than any actually delivered to Landlord; and

(4)                                 the conditions set forth in clauses (1), (2) and (3) of Section 18(l) shall be fulfilled.

(n)                                 Notwithstanding any provision herein to the contrary, in no event shall any assignment, sublease or Change of Control be permitted if the assignee, sublessee or (after a Change of Control) Tenant shall be a person or entity (i) with which a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States or (ii) that is a Prohibited Person (as defined below).

19.                               Default.

(a)                                 Each of the following events shall be an “Event of Default” by Tenant under this Lease:

(1)                                 Tenant shall fail to pay any installment of rent hereby reserved as and when the same shall become due and payable and shall not cure such default within five (5) Business Days after written notice thereof is given by Landlord to Tenant; provided, however, that (with respect to Base Rent) Landlord shall only be required to provide such five (5) Business Day notice and cure period twice in any 12 month period; or

(2)                                 Tenant shall fail to comply with any material term, provision or covenant of this Lease, other than the payment of rent or with respect to a Transfer, and shall not cure such failure within thirty (30) days after written notice thereof is given by Landlord to Tenant (provided that if such default cannot reasonably be cured within thirty (30) days, then Tenant shall have an additional period of time as shall be reasonable under the circumstances within which to cure such default provided that Tenant commences said cure within said thirty (30) days and diligently and continuously pursues such cure to completion); or

(3)                                 The occurrence of an Event of Insolvency, as hereinafter defined in Section 20; or

(4)                                 A Transfer shall occur without Landlord’s required consent or otherwise in violation of Section 18 of this Lease (and such Transfer is not fully rescinded within five (5) Business Days after written notice).

(b)                                 Upon the occurrence of an Event of Default by Tenant, and while such Event of Default remains uncured, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever:

(1)                                 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may actually suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise;

(2)                                 Enter upon and take possession of the Premises and expel or remove Tenant and other persons who may be occupying the Premises, or any part thereof, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action.  No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states.  Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

(3)                                 Relet the Premises or any part thereof for such term or terms (including a term which extends beyond the Primary Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the rent due from Tenant in such order as Landlord may, in its sole discretion, determine, which rent shall include, without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting.  Except to the extent required by applicable law, Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability.  Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(4)                                 Accelerate and recover from Tenant all rent due and owing and scheduled to become due and owing under this Lease both before and after the date of such Event of Default for the entire Term (including any renewal term for which Tenant shall have exercised the applicable renewal option), to the extent and in such manner as is provided for under applicable Laws;

(5)                                 Recover from Tenant all costs and expenses paid or incurred by Landlord as a result of such Event of Default, regardless of whether or not legal proceedings are actually commenced; or

(6)                                 Enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord within fifteen (15) days after Landlord’s written demand therefor for any reasonable expenses which Landlord may actually incur in affecting compliance with Tenant’s obligations hereunder.

All powers and remedies given by Section 19 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto.  Every power and remedy given by this Section 19 or by applicable Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.  Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of an Event of Default by Tenant shall not be deemed or construed to constitute a waiver of such default.

20.                               Tenant Bankruptcy.  An “Event of Insolvency” is the occurrence with respect to Tenant of any of the following: (a) the earlier to occur of either (i) the filing of a petition for the appointment of a receiver or custodian or (ii) the appointment of a receiver or custodian for any of its property; (b) filing of a voluntary petition under the provisions of the Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”) or the admission in writing of its inability to pay debts generally as they become due; (c) filing of an involuntary petition against it as the alleged debtor under the Bankruptcy Code or any Insolvency Law which either (i) is not dismissed within sixty (60) days after filing, or (ii) results in the issuance of an order for relief against the alleged debtor; or (d) making or consenting to an assignment for the benefit of creditors or a composition of creditors.

21.                               Right of Inspection.  After reasonable written notice to Tenant (except in case of emergency), Landlord and Landlord’s agents and representatives shall be entitled to enter upon and inspect the Premises at any time during Tenant’s normal business hours (or other hours, in case of emergency), so long as such inspection shall not unreasonably interfere with Tenant’s ordinary business operations and Tenant shall have the reasonable opportunity to have a representative present at such inspection.

22.                               Covenant of Quiet Enjoyment.  Tenant, so long as this Lease is in full force and effect, shall peaceably and quietly hold and enjoy the Premises pursuant to this Lease for the Term, without any hindrance, molestation or ejection by Landlord or Landlord’s successors or assigns, any of Landlord’s lenders or any other Person claiming by, through or under Landlord or such successors or assigns.

23.                               Subordination and Non-Disturbance.

(a)                                 Provided that Tenant receives a written, fully executed non-disturbance agreement as hereinafter provided, this Lease is subject and subordinate to the lien, provisions, operation and effect of any first lien deed of trust or mortgage in favor of any institutional lender to Landlord or any of Landlord’s affiliates (a “Fee Mortgage”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof.  A lender holding a Fee Mortgage to which this Lease is subordinate shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Fee Mortgage and Tenant shall execute, acknowledge and deliver all documents required by such lender in confirmation thereof.  Tenant’s aforesaid subordination shall be expressly conditioned upon Tenant’s receipt of a non-disturbance agreement in favor of Tenant from Landlord’s lender in form and substance reasonably satisfactory to Tenant, Landlord and Landlord’s lender.  Within ten (10) Business Days after Landlord’s written request, Tenant shall execute documents required by the lender confirming the foregoing subordination and non-disturbance.

(b)                                 Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event the Premises or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise.  If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, within five days of a written request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease.  Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by any payment of the Base Rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (b) bound by any amendment of this Lease made without the written consent of any lender with a Fee Mortgage as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses that Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer.  Within ten (10) Business Days after written request of such transferee, Tenant shall execute, acknowledge and deliver any reasonable document submitted to Tenant confirming such attornment.

(c)           If (i) the Premises are at any time subject to a Fee Mortgage, (ii) this Lease and rent payable hereunder is assigned to the lender, and (iii) Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement in the rent payable hereunder for any default on the part of the Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to the lender, specifying the default in reasonable detail, and affording such lender a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord, except that (x) such lender shall have at least thirty (30) days to cure the default (or ten (10) Business Days, in the event of a monetary default); (y) if any nonmonetary default cannot be cured with reasonable diligence and continuity within thirty (30) days, such lender shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity, and (z) if any nonmonetary default cannot reasonably be cured without such lender having obtained possession of the Premises, such lender shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Premises and thereafter to cure the default with reasonable diligence and continuity (it being understood and agreed, however, that nothing in this Section 23(c) gives Tenant any right to terminate this Lease or to make any abatement in the rent payable hereunder not otherwise provided in this Lease).  At the request of any such lender from time to time, this Lease shall be modified to add such additional mortgagee protective provisions as such lender shall reasonably propose.

(d)           If (i) the Premises are at any time subject to a Fee Mortgage, (ii) this Lease and rent payable hereunder is assigned to the lender, and (iii) Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, this Lease shall not be amended or modified (including, without limitation, in a manner effecting a termination of this Lease) without the prior written consent of the holder of such Fee Mortgage in each instance.

24.          Holding Over by Tenant.  Should Tenant, any assignee, sublessee or licensee of Tenant or any party claiming by, through or under any of them hold over in all or any portion of the Premises after the expiration of the Term, then (unless otherwise agreed by Landlord and Tenant in writing) such holdover shall constitute and be construed as a tenancy from month-to-month only, but otherwise upon the same terms and conditions as during the Term, provided that Tenant shall pay as a holdover charge for each month of the holdover tenancy (on a per month basis without reduction for partial months during the holdover) an amount equal to 150% of the Base Rent (increased to 200% after the first thirty (30) days) that Tenant was obligated to pay for the month immediately preceding the end of the Term, plus all applicable additional rent.  No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all costs, damages, claims, liabilities, expenses, losses, and penalties resulting therefrom (and Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against such all costs, damages, claims, liabilities, expenses, losses, and penalties).  This Section 24 shall survive the termination or earlier termination of this Lease.

25.          Notices and Payments.  Any notice, document or payment required or permitted to be delivered or remitted hereunder or by law shall be deemed to be delivered or remitted, whether actually received or not, on the earlier to occur of (i) when personally delivered to the respective party, (ii) one (1) day after delivery to a nationally recognized overnight courier service addressed in accordance herewith, or (iii) within three (3) Business Days after being deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the parties hereto at the respective addresses set forth below, or at such other (or additional) address(es) as they shall have theretofore specified by not less than twenty (20) days prior written notice delivered in accordance herewith:

Landlord:

Infrastructure and Energy
Alternatives, LLC
c/o GFI Energy Group of Oaktree
Capital Management, L.P.
11611 San Vicente Blvd., Suite 710
Los Angeles, CA 90049
Attn: Ian Schapiro and Peter Jonna

Tenant: White Construction, Inc. 3900 East White Avenue Clinton, IN 47842 Attn: David Berthelsen
With a copy to: M III Partners 3 Columbus Circle New York, New York 10019 Attention: Mohsin Y. Meghji

26.          Force Majeure.  The time for performance by Landlord or Tenant of any term, provision or covenant of this Lease (other than the payment of money) shall be deemed extended by any time lost due to delays resulting from acts of God, strikes, unavailability of building materials, civil riots, floods, material or labor restrictions by governmental authority and any other cause not within the reasonable control of Landlord or Tenant, as the case may be.

27.          Waiver of Subrogation.  Tenant waives any and every claim which arises or may arise in its favor and against during the Term for any and all loss or damage to any of its property located within or upon, or constituting a part of, the Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies (to the extent that such loss or damage is recoverable thereunder) or is required by this Lease to be covered by insurance policies.  Inasmuch as the above waiver will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), Tenant agrees to give to each insurance company which has issued to it policies of insurance, written notice of the terms of said waiver and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

28.          Recording.  This Lease shall not be recorded.  Concurrently with the execution of this Lease, Landlord and Tenant shall execute, acknowledge and deliver a Memorandum of this Lease (the “Memorandum of Lease”), in form and substance reasonably satisfactory to Landlord and Tenant, which Memorandum of Lease may be recorded by Tenant in the Real Property Records of the county(ies) in which the Premises is (are) located.  The recording costs relating to the Memorandum of Lease shall be paid by Tenant and any taxes, fees or other charges associated with the recording of the Memorandum of Lease or payable in connection with the execution of the Memorandum of Lease shall be the sole responsibility of Tenant.

29.          Waiver of Landlord’s Lien.  Landlord hereby waives all of Landlord’s rights to any contractual, statutory, constitutional or other lien or security interest on any of Tenant’s leasehold interest in the Premises and Tenant’s personal property or the property of any assignee or subtenant that may now or at any time hereafter be situated on the Premises.  If requested by a lender holding or obtaining a security interest in any personal property of Tenant that is located at the Premises, Landlord shall enter into such reasonable and customary documentation as the lender shall reasonably request, including a waiver of any statutory lien that Landlord may have in such personal property and permitting such lender reasonable access to the Premises (before and for a period of time after termination of this Lease) for the purpose of enforcing such lender’s lien with respect to such personal property.

30.          Landlord’s Liability Limited to Landlord’s Interest.  If Tenant is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Premises.  No other asset of Landlord, any partner, director, member, officer or trustee of Landlord shall be available to satisfy or be subject to such judgment, nor shall any such person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any such individual.

31.          [Intentionally Omitted].

32.          Financial Reporting.

(a)           Tenant shall keep adequate records and books of account with respect to the Premises, in accordance with generally accepted accounting principles consistently applied.

(b)           Within forty five (45) days after the end of each fiscal quarter and within one hundred eighty (180) days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord (i) complete consolidated financial statements of Tenant, including a balance sheet, profit and loss statement, statement of stockholders’ equity with fiscal year financial statements and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt — capital leases; (ii) income statements for the business at the Premises.  All such financial statements shall be prepared in accordance with GAAP, shall be certified to be accurate and complete by an officer or director of Tenant and (in the case of year-end statements) shall be audited if Tenant otherwise produces audited financial statements.  The financial statements delivered to Landlord need not be audited (except as required above), but Tenant shall deliver to Landlord copies of any audited financial statements of the Tenant which may be prepared, as soon as they are available.  Upon request at any time, Tenant will provide to Landlord any and all reasonable financial information and/or financial statements of Tenant (and in the form or forms) as reasonably requested by Landlord including, but not limited to, as requested by Landlord in connection with Landlord’s filings with or disclosures to any governmental authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Landlord or its affiliates.  Notwithstanding the foregoing, at any time when Tenant is a publicly traded company that issues 10Q and 10K reports pursuant to the requirements of the Securities Exchange Act of 1934, the foregoing provisions of this Section 32(b) shall be deemed satisfied.

33.          Representations and Warranties.  The representations and warranties of Tenant contained in this Section 33 are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties.  Tenant represents and warrants to Landlord as follows:

(a)           Organization, Authority and Status of Tenant.  Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required.  All necessary corporate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents.  Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Bankruptcy Code and the regulations promulgated thereunder.  The person who has executed this Lease on behalf of Tenant is duly authorized to do so.

(b)           Enforceability.  This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(c)           OFAC.  As of the Effective Date, (i) neither Tenant nor any person, group or entity that controls Tenant is listed on the list maintained by the United States Department of the Treasury, Office of Foreign Assets Control (commonly known as the OFAC List) or otherwise qualifies as a terrorist, Specially Designated National and Blocked Person or a

person with whom business by a United States citizen or resident is prohibited (each referred to herein as a “Prohibited Person”); (ii) neither Tenant nor any person, group or entity that controls Tenant is in violation of any anti-money laundering or anti-terrorism statute, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56 (commonly known as the USA PATRIOT Act), and the related regulations issued thereunder, including temporary regulations, and Executive Orders (including, without limitation, Executive Order 13224) issued in connection therewith, all as amended from time to time; and (iii) neither Tenant nor any person, group or entity that controls Tenant is acting on behalf of a Prohibited Person.  As used in this Section 33(c), “control” of Tenant shall be deemed to mean either (i) the direct or indirect ownership of an aggregate of fifty percent (50%) or more of the stock, partnership interests, membership interests or other beneficial interests of Tenant or (ii) the direct or indirect right to direct the day-to-day management and operation of Tenant.

34.          Miscellaneous.

(a)           The captions used in this Lease are for convenience only and shall not be deemed to amplify, modify or limit the provisions hereof.

(b)           Words of any gender used in this Lease shall be construed to include any other gender, and words in the singular shall include the plural and vice versa, unless the context otherwise requires.

(c)           This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

(d)           This Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof and can be altered, amended or modified only by a written instrument executed by all such parties.

(e)           If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances (other than those as to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(f)            Nothing herein contained, either in the method of computing rent or otherwise, shall create between the parties hereto, or be relied upon by others as creating, any partnership, association, joint venture or otherwise.  The sole relationship of the parties hereto shall be that of landlord and tenant.

(g)           This Lease shall be governed by, and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles.

(h)           This Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach a fair and equitable result.

(i)            It is understood that there are no oral agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, agreements or representations and understandings, if any, between the parties hereto with respect to the subject matter hereof.  There are no other representations or warranties between the parties hereto and all reliance with respect to representations is solely upon the representations and agreements contained in this document.

(j)            From time to time during the Term, within ten (10) Business Days after the written request of the other party, each party hereto shall execute and deliver to the other an estoppel certificate in the form annexed as Exhibit C attached hereto, or such other form reasonably requested by Landlord and Tenant.  It is intended that any such statement delivered pursuant to this Section 34(j) may be relied upon by any prospective purchaser, lender, subtenant, assignee or any entity which is a direct or indirect party to a potential merger, consolidation with or to the acquisition of substantially all of the assets or stock of Landlord or Tenant.

(k)           TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES.  TENANT AND LANDLORD WAIVE ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE STATE OF INDIANA OR, WITH RESPECT TO ANY FORCIBLE ENTRY AND DETAINER ACTION OR SIMILAR PROCEEDING GOVERNED BY THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, IN THE JURISDICTION IN WHICH THE PREMISES IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

(l)            As used herein:

(1)           “Adjusted for Inflation” shall mean that the stated dollar amount shall be replaced on each succeeding five (5) year anniversary of the Effective Date (i.e., the five (5) year anniversary of the Effective Date, the ten (10) year anniversary of the Effective Date, and so on) by multiplying such stated dollar amount by the sum of (x) one hundred percent (100%) and (y) the percentage increase, if any (but not decrease, if any) of the CPI for the calendar month that is three (3) months prior to the calendar month in which the relevant anniversary date occurs over the CPI for the calendar month that was three (3) months prior to the Effective Date.

(2)           “Business Days” shall mean such Mondays, Tuesdays, Wednesdays, Thursdays and Fridays that do not fall on the days celebrated as New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, day after Thanksgiving or Christmas Day.

(3)           “CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, Midwest Region, All Items [1982-1984=100], or any successor thereto appropriately adjusted.  If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant reasonably agree upon, as appropriately adjusted, shall be substituted for the Consumer Price Index.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the day and year first above written.

TENANT:

WHITE CONSTRUCTION, INC.,
an Indiana corporation

By:	/s/ David Berthelsen
	Name:	David Berthelsen
	Title:	Authorized Signatory

LANDLORD:

CLINTON RE HOLDINGS (DELAWARE), LLC,
a Delaware limited liability company

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: President

[Signature Page to Lease Agreement]

EXHIBIT A

DESCRIPTION OF THE PREMISES

Parcel 1:

Seventy-five (75) acres in the West Half of the Southeast Quarter of Section 34, Township 15 North, Range 9 West EXCEPT all that part of the West Half of the Southeast Quarter of Section 34, in Township 15 North, Range 9 West, lying East and South of the right of way of the Chicago and Eastern Illinois Railroad and also EXCEPTING that portion heretofore conveyed to the State of Indiana and containing in all after said exceptions, 29.244 acres, more or less, surveyed 23.143 acres, described as follows:

Part of the Northwest Quarter of the Southwest Quarter of Section 34, Township 15 North, Range 9 West in Vermillion County, Indiana, lying East and South of the right-of-way of the Chicago and Eastern Illinois Railroad.

Commencing at an iron pipe marking the Northeast corner of the Northwest Quarter of the Southeast Quarter of said Section, thence North 90 degrees 00 minutes 00 seconds West, 119.00 feet to a 5/8 inch iron pin bearing a plastic cap inscribed W.L. Clark IN S0013 on the West right-of-way of the L&N Railroad and being the point of beginning of this surveyed description (bearings based on an assumed North); thence along the West right-of-way of said railroad South 30 degrees 05 minutes 58 seconds West 2281.80 feet to a concrete right-of-way marked; thence along the East right-of-way of Indiana State Road 63 the following courses and distances; North 00 degrees 23 minutes 14 seconds West 327.93 feet to a concrete right-of-way marked; North 00 degrees 59 minutes 19 seconds West 285.20 feet to a right-of-way fence post; North 09 degrees 46 minutes 36 seconds East 311.29 feet to a right-of-way fence: North 08 degrees 52 minutes 45 seconds East 285.75 feet to a right-of-way fence post; North 05 degrees 37 minutes 47 seconds East, 651.19 feet to a right-of-way fence post. North 00 degrees 01 minutes 53 seconds West 123 91 feet to a right-of-way fence post on the North line of said Quarter-Quarter; thence along the North line of said Quarter-Quarter and leaving said right-of-way, North 00 degrees 00 minutes 00 seconds East, 990.00 feet to the point of beginning

Parcel 2:

All that part of the West Half of the Southeast Quarter of Section 34, in Township 15 North, Range 9 West in Vermilion County, Indiana, lying East and South of the right-of-way of the Chicago and Eastern Illinois Railroad.

Parcel 3:

All that part of the Southeast Quarter of the Southeast Quarter of Section 34, Township 15 North, Range 9 West lying within the following described real estate

A part of the Northeast Quarter of Section 3, Township 14 North, Range 9 West and a part of the Southeast Quarter of the Southeast Quarter of Section 34, Township 15 North, Range 9 West, all being situated in Helt Township, Vermillion County, Indiana and being more particularly described as follows:

Beginning at the Southwest corner of the Southeast Quarter of Section 34, (witnessed by a 3/4 inch iron pipe bearing a cap inscribed RLS 11464 found, 3 inches exposed. North 89 degree 37 minutes 08 seconds East, 22.00 feet); thence along the South line of said Southeast Quarter, North 89 degrees 37 minutes 08 seconds East, 1354.53 feet to a 3/4 inch iron pipe found bent at the ground surface; thence along the West line of the Southeast Quarter of the Southeast Quarter, North 00 degrees 17 minutes 59 seconds West, 863.02 feet to the Southwest corner of a 2.23 acre tract described in Deed Record 167, page 70 in the Office of the Recorder of Vermillion County, Indiana; thence along the South line of said 2.23 acre tract. North 89 degrees 44 minutes 57 seconds East 226.77 feet to a 5/8 inch iron pin bearing a plastic cap inscribed W.I. Clark 80910013, hereon called an “iron monument”, found flush with the ground, thence along the East line of said 2.23 acre tract, North 04 degrees 35 minutes 44 seconds West 465.22 feet to an “iron monument” found flush with the ground on the North line of said Quarter-Quarter; thence along the North line. North 89 degrees 44 minutes 57 seconds East. 174.52 feet to an “iron monument” set flush with the ground; thence along the centerline of a ditch and the projection thereof, the following courses and distances: South 05 degrees 09 minutes 44 seconds West, 272.10 feet; South 09 degrees 37 minutes 08 seconds West. 353.24 feet; South 14 degrees 08 minutes 01 second West 498.92 feet; South 13 degrees 09 minutes 12 seconds West 480.50 feet; South 08 degrees 22 minutes 39 seconds West 626.44 feet; South 10 degrees 37 minutes 05 seconds West, 661.33 feet (witnessed by an “iron monument” set flush with the ground, South 73 degrees 44 minutes 11 seconds West, 54.23 feet): thence leaving said centerline. South 73 degrees 44 minutes 11 seconds West, 418.27 feet to an “iron monument” set flush with the ground; thence North 74 degrees 24 minutes 30 seconds West, 291.07 feet to an “iron monument” set flush with the ground; thence North 52 degrees 22 minutes 12 seconds West, 70.16 feet to an “iron monument” set flush with the ground; thence North 30 degrees 37 minutes 06 seconds West, 323.27 feet to an “iron monument” set flush with the ground; thence North 18 degrees 54 minutes 44 seconds West, 143.99 feet to an “iron monument” set flush with the ground; thence North 12 degrees 44 minutes 26 seconds East, 430.34 feet to an “iron monument” set flush with the ground; thence North 52 degrees 06 minutes 33 seconds West, 192.30 feet to an “iron monument” set flush with the ground; thence North 70 degrees 13 minutes 50 seconds West, 197.02 feet in the centerline of Old State Road 63; thence along said centerline, North 00 degrees 07 minutes 55 seconds East, 481.07 feet to the point of beginning.

Parcel 4:

A part of the Southeast Quarter of the Southeast Quarter of Section 34, Township 15 North, Range 9 West situated in Helt Township, Vermillion County, Indiana, being more particularly described as follows:

Beginning at the Northeast corner of the Southwest Quarter of the Southeast Quarter of said Section; thence along the North line of the South Half of the Southeast Quarter of said

Section, North 89 degrees 44 minutes 57 seconds East, 191.91 feet to a 5/8 inch iron pin bearing a plastic cap inscribed W.L. Clark IN 50013 set flush with the ground and hereon called an “iron monument”; thence South 04 degrees 35 minutes 44 seconds East, 465.23 feet to an “iron monument”; thence parallelling the North line of said South Half, South 89 degrees 44 minutes 57 seconds West, 226.54 feet; thence North 00 degrees 19 minutes 38 seconds West, 463.89 feet to the point of beginning.

Parcel 5:

Part of the North Half of the Southeast Quarter of Section 34, Township 15 North, Range 9 West, Helt Township, Vermillion County, Indiana, more particularly described as follows:

Commencing at a 3/4 inch iron pipe found at the southeast corner of said Half-Quarter; thence North 89 degrees 54 minutes 24 seconds West along the south line of said Half-Quarter 1343.28 feet to a 5/8 inch iron pin with cap stamped “K.J. HENNESSY LS20200026”, herein called “monument”, set at the Point of Beginning for the following described tract, said point being North 89 degrees 54 minutes 24 seconds West 8.09 feet of the southwest comer of the Northeast Quarter of the Southeast Quarter of said Section 34; thence North 00 degrees 01 minutes 45 seconds West 675.00 feet to a set “monument”; thence South 76 degrees 08 minutes 51 seconds East 305.31 feet to a set “monument”; thence South 09 degrees 03 minutes 56 seconds West 609.85 feet to a “monument” set on the south line of said Half-Quarter, said point also being the northeast comer in a tract description recorded in Document 98-1601; thence North 89 degrees 54 minutes 24 seconds West along said south line 200.00 feet to the Point of Beginning, containing 3.68 acres more or less.

Subject to any and all easements, agreements and restrictions of record.

EXHIBIT B

BASE RENT

Lease Year	Annual Base Rent	Monthly Base Rent
1	$612,000.00	$51,000.00
2	$621,180.00	$51,765.00
3	$630,497.70	$52,541.47
4	$639,955.17	$53,329.60
5	$649,554.49	$54,129.54
6	$659,297.81	$54,941.48
7	$669,187.28	$55,765.61
8	$679,225.09	$56,602.09
9	$689,413.46	$57,451.12
10	$699,754.66	$58,312.89
11	$710,250.98	$59,187.58
12	$720,904.75	$60,075.40
13	$731,718.32	$60,976.53
14	$742,694.10	$61,891.17
15	$753,834.51	$62,819.54
16	$772,680.37	$64,390.03
17	$791,997.38	$65,999.78
18	$811,797.32	$67,649.78
19	$832,092.25	$69,341.02
20	$852,894.56	$71,074.55
21*	$874,216.92	$72,851.41
22*	$896,072.34	$74,672.69
23*	$918,474.15	$76,539.51
24*	$941,436.00	$78,453.00
25*	$964,971.91	$80,414.33
26**	$989,096.20	$82,424.68
27**	$1,013,823.60	$84,485.30
28**	$1,039,169.19	$86,597.43

B-1

29**	$1,065,148.42	$88,762.37
30**	$1,091,777.13	$90,981.43

*   - If Tenant’s option for the First Option Period is duly exercised.
** - If Tenant’s option for the Second Option Period is duly exercised.

B-2

EXHIBIT C

FORM OF ESTOPPEL CERTIFICATE

The undersigned, as the [landlord][tenant] (“[Landlord][Tenant]”) under the lease attached hereto as Exhibit A covering the space described in Exhibit A (the “Premises”), hereby certifies to [                 ] (“[Tenant][Landlord]”) as follows:

1.      [Landlord][Tenant] is the [landlord][tenant] under the lease attached hereto as Exhibit A covering the Premises, which lease has not been modified, assigned, pledged or amended (orally or in writing) except as set forth in Exhibit A (as so modified, the “Lease”).  The Lease contains all of the understandings and agreements between Landlord and Tenant with respect to the Premises.

2.      The Lease is in full force and effect.  As of the date hereof [Tenant][Landlord] has not given any notice of default to [Landlord][Tenant] under the Lease and, to the undersigned’s best knowledge, there are no existing defaults under the Lease by Landlord or Tenant.

3.             Rent (including fixed rent and additional rent) and other charges including monthly expense reimbursement and percentage rent, if any, due under the Lease have been paid through                ,          .

4.      The Lease commencement date was           and the term of the Lease currently expires on             .  Tenant has            remaining options to renew.

5.      Tenant is not entitled to any offsets, abatements, deductions or otherwise against the rent payable under the Lease from and after the date hereof, except as follows:                      .

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, [Tenant][Landlord] has executed this certificate this        day of                    , 20   .

By:
Name:
Title:

Exhibit A

The Lease